Exhibit 99.2
Graham Corporation
Bank of America Smid Cap Conference Presentation
March 27, 2008
Bank of America Host: It is my pleasure to be introducing Graham Corporation this morning. We are very pleased today to have both Jim Lines and Ron Hansen from the company presenting.
Before they begin, though, as you’re aware, we’re required to make a number of conflict-of-interest and related disclosures in connection with our participation at this conference and the company that we may be discussing. The disclosure packets are available at the back of the room and on the website as well.
Jim Lines joined Graham Corporation in May of 1984. He is President and Chief Executive Officer, and other management positions at the company that he has previously held included Vice President, Vice President of Engineering and Vice President of Sales and Marketing.
Ron Hansen joined Graham Corporation in May of 1993. Previously he was the CFO and Vice President of Finance of AI Tech Specialty Steel Corporation.
With that introduction, I give you Jim Lines.
James Lines: Thank you and good morning. Graham has been an exciting story over the last four years. Revenue has more than doubled. Profitability is at record levels, and the financial strength of our company has never been better.
Today, we will review the market drivers supporting our past and future growth and discuss what is occurring in the company to create sustainability and scalability. Ron will review financial performance, and we’ll close with outlook comments.
We may make forward-looking statements during the presentation or Q&A session. Please draw your attention to the Safe Harbor provisions on this slide.
Graham is traded on the American Stock Exchange. Current market capitalization is approximately $180 million, compared with a market cap of below $20 million about four to five years ago. Institutional ownership has increased over the past four years from below 15% to 43% today. Insider ownership is just over 7%.
The company’s brand is “Graham, Engineering Answers”, and our vision is to be the world leader in the design and manufacture of engineered-to-order products for the process industries. In the process industries, quality, a customer-centric culture, specialized engineering know-how, custom fabrication expertise and product reliability are all differentiators that lead to customer loyalty and above average margin potential.
We have five products. Today, the ejector systems represent about 45% of revenue; surface condensers, 23% of revenue; specialty heat exchangers, 10%; mechanical vacuum pumps, 5%; and after-market is 16-17% of revenue. If you look at our business over a longer horizon, ejectors and condensers each are about one-third of revenue. Today, due to the strength of the refining sector, ejector systems are about 45% of revenue.
An important point I want to make is that we’ve been able to hold after-market sales as a percent of total revenue at about the same level while the business has grown two-fold, from $40 million-per-year four years ago to $55 million three years ago, $66 million last year, and about $85 million this year. We’ve held after-market as a percent of sales at roughly 16% to 17% of revenue. That is significant, bearing in the mind the higher margin potential of after-market sales.
We do sell into diversified markets. Oil refining is the key market for the company. Chemical processing is another key market-driver for the business. Due to the strength of oil refining, the refining sector is providing about 45% of our revenue. Chemical processing is about one-third of our revenue. Taking a longer term view of the business, over a 5 to 10 year horizon, refining and chemical processing each represent usually about one-third of total revenue.
With regard to our market applications and to provide a little more detail, our equipment is required for the processing and refining of conventional crude oil, sweet crude oil, oil sands, or tar sands, from Alberta. We’re involved in the upgraders in the Alberta applications. Extra heavy crude oil in Venezuela and elsewhere in the world and sour crude refining and processing are key applications for our products. Lube oil refraction and distillation are other applications for our equipment.

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The chemical processing sector is a very broad umbrella. There are significant opportunities for our equipment in what we call commodity chemicals, or feedstock chemicals, such as ethylene, ammonia, nitrogen and methanol. Those are feedstock producing plants that actually feed downstream secondary or tertiary chemical producing plants that also require our equipment. Here I’m referring to styrene, polystyrene, ethylene oxide, ethylene glycol producing plants, detergent alcohols, plastics and resins and fibers. Those are very important applications for our products. Adjacent to the classic chemical/petrochemical market are coal-to-liquid and gas-to-liquid processing plants as well. Our equipment is required in those facilities also.
Power generation, depending upon the strength of the refining and chemical market and the strength of the power generating market, has represented 5% to 20% of overall revenue. We play in the power generations space for steam cycles below 75 megawatts. That is typically a co-generation facility, waste-to-energy plant or combined heat, power and light facility. We also sell into geothermal, renewable energy and geothermal applications. We have sold to nuclear generating plants. Other applications for our products and services include edible oils, oleo chemicals, ethanol, biodiesel, heating, ventilating and air conditioning, industrial gas producing plants, and cryogenic applications.
We’ll now go through an industry overview and reflect on what is driving our top line.
We believe the refining sector will be robust going forward for the next two to three years. It is not driven by any one factor. Classic supply and demand is creating demand for our products with capacity increases around the world, but there are other factors as well creating demand for our equipment. A key driver has been refinery revamps or refinery debottlenecking. As refiners are converting to more flexible feedstocks, such as lower cost, sour crudes and synthetic crude oil from Alberta, existing refineries have to be revamped to be able to process the different crudes’ characteristics. Invariably, the distillation area where our equipment is required has to be modified, revamped and upgraded. Additional processing units are added into the refinery in order to process the poorer quality crude oils.
Another driver in the oil refining industry has been the environmental regulations, requiring mandatory capital spending by the refiner to comply with clean fuels standards. Requiring low-sulfur diesel and clean gasoline is a phased program that’s going across the globe. The United States did it up through 2006. We’re seeing it in Europe, Asia and elsewhere in the world.
A fourth factor driving demand for our products under the refining umbrella is bottom-of-the-barrel conversion, converting as much of a barrel of oil to transportation fuel as possible. That’s the focus of every refiner. Upgrading capacity includes hydro-cracker, hydro-treaters and other specialized applications that require Graham’s specialized equipment.
In general, we see the refining market as being quite strong. It has been strong over the last couple of years, and we believe it will remain strong during the next two to three years.
This graphic was lifted from the OPEC world oil review from 2007. It indicates that 7.5 million barrels per day of distillation capacity will be added globally. The areas of concentration are the Middle East, with about one-third of its capacity coming on stream by 2012, and another one-third will be coming on stream in Asia during that same time frame. Graham has a very strong brand in the Middle East, and we have proven installation experience. We have been in the Middle East from as early as the 1970s with our refining equipment and the state-owned refiners in Saudi Arabia, in Kuwait, Qatar, and Iran when we could trade with Iran. We expect to win in Saudi Arabia and those countries for this future expansion.
Also in Asia, we’re developing a very successful sales model to win in China with the state-owned enterprises that are expanding capacity there. Ron was in China last month. I’ll be there next week. China plans to add 17 new refineries between now and 2012. Of the refineries that have gone ahead since 2004 in China, our real capture ratio has been just under 50%. We have a strong brand. We are the preferred supplier, and we plan to win a good percentage of that incremental business in China and elsewhere in Asia throughout this period through 2012.
Other areas of interest to us of course are India, South Korea, Malaysia, Vietnam, Indonesia and Thailand. Each of these areas has planned investment in new refining capacity over the next three to five years.
In Alberta, currently about 1 million barrels per day of synthetic crude oil is being produced from the oil sands. The planned capital program over the next 15 years is to increase that to 4 million barrels per day of synthetic crude oil. We have a very strong installation base in Alberta. We have proven installations which are very specialized applications. Our brand is the strongest in that region, and we are preferred. This will drive significant demand for ejector systems and condensers over the next 10 to 15 years.

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For the petrochemical and chemical markets, the measure that we use to indicate the health of that industry is additional ethylene capacity. Over the next five years, about 25% additional ethylene producing capacity is planned to come on-stream. That will create significant opportunities for our surface condensers, ejector systems, mechanical vacuum pumps and heat transfer products during that timeframe.
In refining we see many opportunities in our potential bookings pipeline. It’s very strong. We have very good projects in front us for ethylene, ammonia, ethanol and nitrogen. There will be fewer of them, but they’re larger in size. We had a project announcement about three weeks ago for a very large ethylene producing plant in Saudi Arabia. The order value was about $7 million. So we see very nice, big projects in those commodity chemical areas in our future. The U.S. power market is becoming active. Renewable energy, ethanol and biodiesel are areas where we are winning orders today and is strong. The orders are smaller in size but do provide after-market opportunity for the business. The nuclear industry is becoming interesting. Over the next 5 to 10 years, we will be watching that in North America; and globally, nuclear power expansion is planned to progress pretty aggressively. The general process industries will present a good level of opportunities as well.
Let’s move a little bit to talk about our strategy. Clearly, there is a strong economy for our products. But we want to do much more than just ride the strong market that we’re currently experiencing. We want to build sustainable growth into our business.
Our strategy is two-fold. First is to take full advantage of the current strong economy through our product and services. Second is to improve our company’s sustainable profitability and create scalability in the business. This will make Graham a more stable and consistently profitable company throughout all phases of market cycles. We’re doing this by increasing the base of cyclical sales, geographical sales diversification and broadening the markets that we are in. From an operational perspective, we are driving operational efficiencies through the business by reducing cycle time, continuing improvement in growing our after-market revenue and building a very strong team. The Graham team is a very strong team.
We’ve increased the sales of our less cyclical products from $18 million to $28 million over the last three years. You don’t hear much about these sales, but they’re very important to us because they build our fixed base as we go forward. They are less cyclical. Revenue per order is lower, but they carry a higher gross margin per order. They’re very important, and we’ve been focused on improving that segment of our business. They’ve done quite well over the last few years.
We’ve been expanding in emerging markets. Export revenue has grown from $20 million in 2004 to $37 million for the trailing 12 months. We’re winning in Asia. We’ve increased the Middle East sales thirteen-fold since 2004. We feel we are developing a very successful model to win incremental work in China.
After-market sales have increased from $7 million to $8 million in 2004 and 2005, to just over $13 million for the trailing twelve months. That is significant when you factor in the margins of after-market sales.
We are cultivating new markets. Within the last year we’ve won a very large gas-to-liquid facility order for Qatar, the Shell Pearl Project, which was $6 million. We have begun to recognize revenue on that order over the last two months for the first half of the project. The second half of the project is planned to ship in October of 2008. We are winning business in the ethanol and biodiesel sectors and have positioned our company to take advantage of the strong growth potential in that area. Renewable-to-petrochemical and coal-to-liquid are other emerging markets. We recently had a contract announcement for a $2 million order for a China coal-to-liquid project. Waste-to-energy is another area that we are focusing on.
It is an important clarification with regards to the Graham production system. We are characterized as a low volume/high mix custom fabrication business and are an engineer-to-order company. We don’t build two systems that are alike. Each is built in response to a unique set of specifications for our customer. We’re not a classic, lean business such as a high volume/low mix business. Graham is markedly different. We are applying certain aspects of lean that are applicable in a low volume/high mix business and have a flexible manufacturing flow model that has been working well. We are focused on reducing our lead times across the business, not just in manufacturing. Our capital plan is gaining traction. We are deriving benefit from the investments that we’ve made in operations and IT strategies for business improvement. We’re aligning the entire company to pull in the same direction at the same time to deliver the objectives of the business. These

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projects are very closely schedule-driven. On-time performance is a differentiator. We will make that a core competency of our business, and we will focus on quality.
We do have a very strong company with excellent employees, and we’re building on those strengths. We’ve implemented a change management program and added staff. We recently hired a VP of Operations, who is responsible for the strategies and initiatives to drive operational excellence in our production area. We have added an IT Director, who is responsible for the business information system and engineering automation initiatives. We recently brought on a Senior Manager for Human Resources, who is responsible for employee process improvement. We are improving our performance management by linking all of the employees to the goals that I have set for the business through the appraisal process and goal-setting for teams. We have a strong team building program that we’re initiating now, and we have a continuous improvement process throughout the company to extract greater leverage from our fixed infrastructure.
With that, I will turn it over to Ron to review the financials, and then I’ll come back with some outlook comments. Thank you.
Ronald Hansen: Thank you, Jim and good morning. The business headline in the Globe today said that if you’re not in energy stocks, all is bad. Well, Graham certainly serves the energy field, as you know.
Sales for fiscal 2008, which ends March 31,2008, are projected to be about $85 million or a little higher, up 29% year-over-year. Since fiscal 2004, sales have been increasing at a rate of 23% per annum and are expected to increase in fiscal 2009.
Our principal markets began a recovery in the second half of fiscal 2005. Since then, we have been focusing on returning stockholders value through managing order selection; tax planning; working capital management; addressing process flow, starting with engineering through product delivery; expanding capacity; addressing personnel needs; and investing in longer terms strategies, including IT and broadening our global sales networks.
We started a company in China in fiscal 2007. We believe China and Asia, in total, offer significant opportunities for us to expand our customer base and achieve sales expansion well beyond the next few years. Although we’ve been in China directly for just a short period of time, we have won major refinery orders with all of the major refiners. And as Jim noted, we’ve identified 17 greenfield site refineries that will be built in the next few years.
We believe our China plan, to achieve the metrics that we wish to achieve, is a longer term plan, but now is the time to be in China and get started.
Since the third quarter of fiscal 2006, our gross profit margins have improved on average to about 42% for the two consecutive quarters ended December 31, 2007. Our gross profit percentage has improved due to careful selection of orders, i.e. product mix and increasing sales, while controlling manufacturing overhead costs. Greater sales were enabled through increased engineering and manufacturing capacity, reducing cycle time and outsourcing. Facilitating these changes were capital expenditures, IT development and process improvements. I want to point out that we have given guidance for modeling purposes to use a more conservative gross profit than 42%. This guidance was given to permit us to expand the company’s horizons and revenues which will lead to earnings per share growth.
Fiscal 2004 was the trough of the worst recession our industry ever experienced. Although our markets are cyclical, we believe the deepness of the financial difficulties experienced in 2004 and 2005 were due to extraordinary times, and it is unlikely Graham will relive this era again.
The enhancement actions mentioned above are reflected in our earnings per share results now being reported. On a trailing 12-month average through the third quarter of fiscal 2008, which ended December 31st, our net income per diluted share was $2.85, or $14.3 million of net income on sales of $85 million. This represents a 16.8% return on sales. The third quarter results continued to reflect the improvements incorporated into our business over the past 12 to 18 months. On revenue of $20.6 million in the third quarter and a gross profit margin of almost 42%, our company returned a 26% operating margin and a net income return on sales of 18.2%, or $0.74 per diluted share.
With the third quarter completed, fiscal year-to-date, nine-month results included sales of $63.7 million, gross profit margin of 40%, operating margin of 24%, a 17% net income return on sales, and earnings per share of $2.16, placing Graham Corporation in the upper quartile of manufacturing operating performance excellence.

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We are in an excellent position to increase the long-term value of our company. We have over $33 million in cash and short-term investments, a debt-free balance sheet, and a $30 million bank line of credit as of December 31, 2007. Stockholders equity today is over $43 million, or 24.8 times our total long-term liabilities. Our current ratio is 3:1. Effective January 2008, we completed a five-for-four stock split and increased our dividend 50%, to $0.12 per share per year. These actions can properly be taken as an indication of our positive outlook for Graham’s future.
Many actions have been, and are being taken, to improve our financial performance and to realize sustainability. For those that care to join Jim and me in a breakout session following this overview presentation, we would be happy to discuss in greater detail these actions. We do not believe the current operating performance is just an up-cycle phenomenon, just lasting for a few more good years.
Our cash conversion cycle, the measurement of the amount of time each net input dollar is tied up in the sales and production costs before it is converted into cash through the collection of sales dollars, has been reduced from 134 days in fiscal 2004 to 51 days in 2007, and just 39 days for the third quarter fiscal 2008. We believe this improvement is largely sustainable as a major percent of the improvement came through reducing inventory and shortening cycle time. Liability payment terms have not changed.
From March 2004 to December 2007, we have driven the net operating working capital needed to support sales down to 8% of sales. We are financing our sales growth exclusively from cash generated by operations, and we believe we can continue this trend and leaving our unused banking line for other growth avenues.
Cash flow is a key operating metric for us. We believe strong cash flow to be the engine for growth. We are not averse to good debt, but to date, we have not been able to find an acceptable reason to incur it. Through the first nine months of fiscal 2008, operations have generated $16 million in free cash flow.
In summary, our financial performance and operating statistics are at the top, but we feel they could be substantially better.
James Lines: Thank you, Ron. We’ll now move into a review of our outlook for next year and the next couple of years.
As was stated previously, there is a current strong economy for our products and services. We will leverage the strength of our brand, customer relationships, and the quality of our specialized engineering know-how to gain a greater market share and improve operating performance while growing both top and bottom lines.
Our guidance for fiscal 2009, which begins April 1, 2008, is for revenue growth of 10% to 15%. We fully expect to be at the upper end of that range. We will continue with price discipline in our selling environment as well as a disciplined order selection criteria. The continuous improvement initiatives throughout the business are gaining traction. Gross margin for 2009 is anticipated to be in the mid- to upper-30% range.
Our backlog is very strong. It is at a record level of $63 million as of December 31, 2007. The quality of that backlog is exceptional. It is better than the quality of the backlog in 2007 and comparable to the backlog we were working on in fiscal 2008. About 87% of the backlog will convert to revenue over the next 12 months.
This is an exciting and unprecedented time in our history. We are doing the right things to expand our sales base, improve operational efficiency, reduce lead time across the company, build on existing strengths of our employees, develop stronger relationships with our customers and manage both costs and cash while experiencing rapid growth. We see our future as bright. The best days for Graham are ahead of it not behind it.
Q & A Session:
Question: Is there a way that you could frame your total available market on a per 100 thousand barrel expansion metric? And then maybe on the ethylene side, do it in tons?
James Lines: Sure, let’s just see what grounds you’re looking for potential revenue. If we look at the 7.5 billion barrels today of planned additional distillation capacity from the OPEC reports, we would view that as 35 to 45 new grassroots facilities or brownfield expansions. From a revenue perspective across our products, including ejectors, surface condensers and heat transfer products, this expansion should relate to $175 to $250 million of potential opportunity for our

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types of products. For the 17 refineries in China, which is a subset of that, we view it as being between $50 million to $75 million of potential opportunity for our type of products.
In the ethylene and petrochemical sectors with 25% planned ethylene growth, that’s on the order of $100 to $150 million of potential opportunity for our type of products, including not just the ethylene plant but the downstream derivative plants as well.
Question: Okay. I’m not entirely sure what the rollout of new capacity looks like in your addressable market. It seems like it’s going to accelerate over the next couple of years. How are you set for the ability to meet potential demand that you might have? What is your capacity utilization today? What do you need to expand capacity by, and what is the timeline for that?
James Lines: From a qualitative perspective, I just want to take you back to what you said. I was in Asia in February, and Ron was in China and we have our salespeople. What we’re hearing from our customers, the contractors around the world, is that it’s going to be busier going forward than it was over the last two to three years.
If you look at the backlog of the contractors, such as Flour, Jacobs, and Webster, and international contractors such as JVC, Toyota, Korean contractors and GS Engineering, they are about twice what they were two or three years ago. So it does appear to us that there’s going to be a strong surge for our types of products. We do think that the schedule for these products will need to be aligned in a way that the supply chain can handle it. I don’t think they’re going to come in the surge. We think it’s going to be more extended than initially envisioned.
There was phrase coined recently by a senior executive at Flour Corporation that’s characterizing what we’re going through right now as a “Super Cycle”, atypical to any other cycle since World War II and will be longer in nature than prior cycles. So what are we doing? We’ve extended our capacity through our automation initiative and through our process improvement strategies. We’ve expanded our capacity in operations through our capital plan and the use of outsourcing that Ron has mentioned. Our China strategy hinges on building locally certain components of our equipment for the Chinese end-users.
There still will be greater demand than we have capacity. Each year we’ve expanded our capacity. We’ll be expanding capacity in 2009, and we’ll expand in 2010. We do expect it to be a favorable environment from the perspective that there’s greater demand than we have capacity. We want to satisfy all the demand, but in practical terms, we won’t be able to keep up with the demand. That will allow us to apply our discipline for pricing, or order selection criteria, which has gone successfully over the last two or three years.
Question: I have a couple questions about your cash.
James Lines: Yes.
Question: You have a great balance sheet, a fair amount of cash. I guess the first question is if any of that cash is invested in anything that you have determined is more risky today than maybe you thought it was when you invested it?
Ronald Hansen: I think the question is that we have $33 million in cash and is that at risk? The answer is no. Frankly, the cash is all invested in short-term US treasury.
Question: Okay and then second question on cash is, based on you’re guidance targets, what do you expect your cash balance to be at the end of next year?
Ronald Hansen: Well, as I said, through the first nine months of the year, we generated $16 million in free cash flow. We have about a $2 million capital expenditure program planned for next year. This year, we’ll probably complete about a $1.2 million capital expenditure program. We have no debt on the balance sheet, so at this point, the cash is just accumulating.
Question: Okay. So the next question is what are you going to do with your cash?
Ronald Hansen: As I said, up to this point, we’ve not really had an opportunity to put the cash where we’d really like to have it ultimately be, which is to help address the cyclicality of business and continue to improve our operating statistics.

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We believe the journey of what we can do to improve our business is probably only 40% of the way where we want to go. We’re always looking for opportunities to get a better return on that cash than the return we’re now getting, which is pretty, pretty bad quite frankly. But at this point, we really do not have any specific information to disclose.
Question: Okay. My final question relates to the gross margins, you seem to be jumping around a lot and give guidance from mid- to high-thirties for gross margin expectations. I think if I heard you correctly, it will give you a little room to expand the company’s horizons. Can you talk to your gross margins a little bit? Maybe you can map out, on a quarterly basis, how you expect your gross margins to point. Or what does it mean when you say expand company horizons?
James Lines: Right, we’re giving guidance of gross profit margins in the mid to upper thirties. We’ve also added that we’ll be leaning more toward the upper than the mid-thirties, but we not anticipating continuation of the 42% or greater level. We’ve been climbing pretty high. We just don’t want the market to get too ahead of ourselves and expect the next margin to be 45%, etc.
However, having said that, that’s not to say that we’re ruling out additional quarters in the 40% range. But as we expand new customer bases around the world, such as we are going into China, the pricing for products in China are not the prices for products that we have been seeing recently. So as we grow that base, initially at least, we will see more pricing pressures on those contribution margins. But ultimately, all of those jobs are incremental and are adding bottom line net income, and that’s what we’re talking about.
Question: Everything that you talk about is quite impressive. I noticed though, that if the stock chart is correct in the book, the stock took pretty nasty pull back late in the year. What was related to that stock performance? I think you were at $60 and pulled back to $30. Now you’re around $40 or so. What happened?
James Lines: At the close of our third quarter, when we had our conference call announcing results of the third quarter, we gave some color as to why we felt maintaining or sustaining the 42% gross margin was not going to be sustainable long term. We talked about competitive pressure, and we talked about what Ron mentioned, the expanding of sales into new markets to expand our base with different market potential. And I feel it was an overreaction to just adding some color to what was already indicated in prior conference calls.
Question: Okay, fair enough. One other question, you talked about margins and revenue growth. Obviously you’ve got a fairly large demand right now in terms of your market. How do you measure return on capital and where you’re seeing economic value? Clearly you are but have you measured it?
James Lines: Well, we have metrics that we would use to define our profit capital and we do evaluate...
Question: What is cost of capital? How do you calculate it?
James Lines: Well we would do that in a classic, text book way. And so, we look at what our cost of equity is and what our cost of debt is. We have very little debt right now. And then we actually put in a small company factor on top of that when I evaluate what our true cost of capital is, which is somewhat of a risk assessment. And then we evaluate that for our capital expenditure strategies as well as our incremental growth strategy.
I’m not sure if Ron mentioned our capital expenditure program. We tend to look at a hurdle rate of around 18% as our hurdle rate in our capital expenditure analysis and economic values. That’s above our cost of capital, but I do tend to put a risk factor in there to elevate the cost of capital.
Question: Thanks very much. You have a heck of a company. Please join me in thanking Graham Corporation.
James Lines: Thank you.